SUBJECT:	Rule 10f-3 Report


The following funds purchased securities and complied with the provisions of Rule
10f-3.



Salomon Brothers Variable Capital Fund
10f-3 REPORT

SALOMON BROTHERS VARIABLE
CAPITAL  FUND
July 1, 2001 through September 30, 2001

Issuer: Wright Medical Group
Trade Date: 7/2/01
Seller Dealer: JP Morgan
Purchase Amount: $1,250
Price: $12.50
% of Issue (1): 0.02A

Issuer: PDF Solutions
Trade Date: 7/27/01
Seller Dealer: CS First Boston
Purchase Amount: $1,200
Price: $12.00
% of Issue (1): 0.03B

Issuer: Mykroslis Corp
Trade Date: 8/9/01
Seller Dealer: Montgomery Securities
Purchase Amount: $1,500
Price: $15.00
% of Issue (1): 0.02C



(1) Represents purchases by all affiliated funds; may not exceed 25% of the offering.

A - A total of 1,400 shares was purchased by funds in the Salomon Brothers complex for an aggregate purchase price of $17,500.
B - A total of 1,400 shares was purchased by funds in the Salomon Brothers complex for an aggregate purchase price of $16,800.
C - A total of 1,600 shares was purchased by funds in the Salomon Brothers complex for an aggregate purchase price of $24,000.